Exhibit 10.41

PURCHASE AND SALE AGREEMENT

between

BNS Co.

BNS INTERNATIONAL, LTD.

and

Bath Road Holdings Limited

Dated as of 5 February 2004

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made and entered into as of this      day of February 2004 between BNS Co., a Delaware corporation (the “U.S. Vendor”), BNS INTERNATIONAL, LTD., a Cayman Islands corporation and a wholly owned subsidiary of the U.S. Vendor (“INTERNATIONAL”) and Bath Road Holdings Limited a company incorporated in England and Wales with registered number 5028827 and whose registered office is at Hush Willows, Wentworth Drive, Virginia Water, Surrey GU25 4NY (the “Purchaser”).

WHEREAS, the U.S. Vendor has agreed to sell to the Purchaser (by causing its wholly-owned subsidiary INTERNATIONAL, to transfer its legal and beneficial interest in the entire issued share capital of the Company (as defined) to the Purchaser), and the Purchaser has agreed to purchase, in accordance with this Agreement, all the issued share capital of BNS Company (Property Holdings) Ltd., an English company (the “Company”), namely one ordinary share of £1 (the “Share”), and purchase all inter-group indebtedness represented by a Promissory Note dated April 25th 2001 as amended January 27th 2003 and 23 December 2003 (the “Promissory Note”) and other amounts which are owed by the Company to the U.S. Vendor and remain outstanding on the Company’s balance sheet as of the Closing (as defined herein), together with all accrued interest on such amounts (together the “Intergroup Indebtedness”), all for a sum of £5,500,000 (Five Million Five Hundred Thousand Pounds Sterling), and subject to adjustment under Section 1.4 as adjusted (the “Final Purchase Price”), which shall be paid as set forth below in Sections 1.2 and 1.4.

NOW THEREFORE, in consideration of, and subject to, the mutual promises, agreements, terms and conditions made herein, and intending to be legally bound, the parties hereto do hereby agree as follows:

SECTION 1. PURCHASE AND SALE OF THE SHARE AND THE INTERGROUP INDEBTEDNESS.

1.1. Purchase and Sale of the Share and the Intergroup Indebtedness. At the Closing, subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the U.S. Vendor shall sell to the Purchaser (by causing its wholly-owned subsidiary INTERNATIONAL to transfer its entire legal and beneficial interest in the Share to the Purchaser) and INTERNATIONAL shall sell to the Purchaser its entire legal and beneficial interest in the Share, free and clear of all Liens and to the intent that as from the Closing Date all rights and advantages accruing to the Share, including any dividends or distributions on the Share after that date, shall belong to the Purchaser, and the Purchaser shall so purchase from INTERNATIONAL the Share and the U.S. Vendor shall on the same basis sell to the Purchaser, and the Purchaser shall so purchase from the U.S. Vendor, the Intergroup Indebtedness free and clear of all Liens.

1.2. Payments at Closing.

1.2.1. Payment of Closing Purchase Price. At the Closing, in consideration for the sale of the Share, the Purchaser shall pay to INTERNATIONAL, in immediately available funds, by wire transfer to the account or accounts in the Cayman Islands or elsewhere designated by INTERNATIONAL, the full purchase price of £5,500,000 (Five Million Five Hundred Thousand Pounds Sterling) less:-

(i) the amount payable to the U.S. Vendor in relation to the purchase of the Intergroup Indebtedness pursuant to Section 1.2.2;

(ii) the amount of the Deposit (as defined in Section 1.5 below) which will be released to INTERNATIONAL at Closing in accordance with the provisions of Section 1.5; and

(iii) to the extent that a bank guarantee or letter of credit to the Purchaser’s reasonable satisfaction has not been delivered in accordance with Section 1.2.3 below, the sum of £615,820 (the “Escrow Sum”); the Escrow Sum shall be treated as set out in Section 1.2.3 below

(together “the Net Closing Remittance to INTERNATIONAL”). The Net Closing Remittance to INTERNATIONAL shall be subject to adjustment as provided in Section 1.4 below. Any payments made by the

U.S. Vendor or INTERNATIONAL to the Purchaser in respect of a breach of any of the warranties and representations set out in this Agreement or under the Tax Deed shall be deemed to give rise to a corresponding reduction in the purchase price.

1.2.2. Purchase of Inter Group Indebtedness. At the Closing, the Purchaser shall purchase from the U.S. Vendor the Intergroup Indebtedness by paying to the US Vendor an amount equal to the Intergroup Indebtedness, by wire transfer to an account in the U.S. designated by the U.S. Vendor. For the avoidance of any doubt, the Intergroup Indebtedness (including the accrued interest element) is neither being acquired at a premium nor a discount.

1.2.3. Bank guarantee/Escrow Sum. At Closing, the U.S. Vendor or INTERNATIONAL shall deliver to the Purchaser a bank guarantee or an irrevocable letter of credit in a form to the Purchaser’s reasonable satisfaction from a recognized United Kingdom bank promising to pay to the Purchaser up to £615,820 in the event that either the Purchaser and/or the Company incurs a Section 776 Liability and/or a Thin Capitalisation Liability (as each such term is defined in Schedule 4) prior to the Release Date (again as such term is defined in Schedule 4). In the event that the U.S. Vendor or INTERNATIONAL fail to deliver such a bank guarantee or an irrevocable letter of credit in a form to the Purchaser’s reasonable satisfaction at Closing, the Purchaser shall pay the Escrow Sum into an account to be set up in the joint names of Macfarlanes, the Purchaser’s English solicitors, (the “Purchaser’s English Solicitors”) and Robinsons, the U.S. Vendor’s English Solicitors, (the “Vendor’s English Solicitors”) (the “Escrow Account”) to be held and released according to the terms set out in Schedule 4 to this Agreement.

1.3. The Closing. The closing (the “Closing”) of the purchase and sale of the Share and the Intergroup Indebtedness contemplated hereby shall take place at the Derby, United Kingdom offices of the Vendor’s English Solicitors at 11.00 a.m., United Kingdom time, on such date as is five business days after the requisite approval of the transaction by the U.S. Vendor’s stockholders has been obtained (the “Condition”) or at such other date, time and/or location as may be agreed upon by the parties hereto. The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date”. If the Closing Date is not fixed in accordance with this Section for a date which is within nine months of the date of this Agreement (the “Long-Stop Date”), this Agreement (save for the provisions of this Section 1.3 and of Sections 6, 9 and 10) shall be null and void and of no further effect and each of the parties hereto shall be released and discharged from their respective obligations under this Agreement. At the Closing, INTERNATIONAL will deliver to the Purchaser the Share, free and clear of all Liens and do or procure the acts, matters and things set out in Schedule One hereto. At the Closing, the Purchaser will deliver to INTERNATIONAL the Net Closing Remittance as set forth in Section 1.2.1 and the U.S. Vendor or INTERNATIONAL shall deliver a bank guarantee or irrevocable letter of credit to the Purchaser’s reasonable satisfaction as set out in Section 1.2.3 (or in the absence thereof, the Purchaser shall pay the Escrow Sum into the Escrow Account as set out in Section 1.2.3). At the Closing, the U.S. Vendor will deliver to the Purchaser the Intergroup Indebtedness, free and clear of all Liens, with a blank power duly executed by the U.S. Vendor and the original instrument of all promissory notes (together with any amendments thereto), and the Purchaser will deliver to the U.S. Vendor the amount of the Intergroup Indebtedness as set forth in Section 1.2.2. In connection with the Closing, each party hereto shall deliver to the other party such certificates, and other documents as are contemplated hereby. The U.S. Vendor shall use its best endeavors to achieve the satisfaction of the Condition as soon as possible after the date of this Agreement (and in any event in advance of the Long-Stop Date). The U.S. Vendor shall provide to the Purchaser copies of all documents connected with the satisfaction of the Condition (including, without limitation, copies of all proxy material sent to stockholders of the U.S. Vendor).

1.4. Adjustment to the Net Closing Remittance to INTERNATIONAL.

1.4.1. Within the time period provided for in this section 1.4.1 (or at such other time as provided for in Section 1.4.2 below), the Net Closing Remittance to INTERNATIONAL shall be adjusted as follows: if the aggregate of current assets less current and long-term liabilities (which shall not include either (i) the Intergroup Indebtedness being purchased by the Purchaser or (ii) the £100,000 deferred income detailed on page 11 of the audited report and financial statements of the Company to 31 December 2003) of the Company on the Closing Date is positive or negative then the Net Closing Remittance to INTERNATIONAL shall be increased by the amount of such positive amount or decreased by the amount of such negative amount, provided always that any additional payment by the Purchaser shall not, in any circumstance, exceed £100,000. The U.S. Vendor shall deliver to the Purchaser a Balance Sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) showing the current assets less current and long-term liabilities as at that date prepared in accordance with the historical cost convention and the bases and policies of accounting adopted in preparing the Last Accounts and subject thereto in accordance with UK GAAP by a date not later than 10 business days after the Closing. The Purchaser shall review in good faith the Company’s Closing Balance Sheet, and within 20 business days after receipt thereof shall deliver to the U.S. Vendor a statement in writing indicating its acceptance of the said calculations based on the Closing Balance Sheet or indicating any objections to said calculations. In the event that the Purchaser accepts said calculations based on the Closing Balance Sheet, then the adjustment to the Net Closing Remittance to INTERNATIONAL required by said Closing Balance Sheet calculations under this Section shall be made, and the Purchaser or INTERNATIONAL, as the case may be, shall promptly within 5 business days make the payment required to carry out the required adjustment to the Net Closing Remittance to INTERNATIONAL, provided always that any additional payment by the Purchaser shall not, in any circumstance, exceed £100,000. In the event that the Purchaser delivers no written objection to the U.S. Vendor within said twenty business day period, then the adjustment required to the Net Closing Remittance to INTERNATIONAL required by said Closing Balance Sheet calculations under this Section shall be made, and the Purchaser or INTERNATIONAL, as the case may be, shall promptly within 5 business days make the payment required to carry out the adjustment to the Net Closing Remittance to INTERNATIONAL, provided always that any additional payment by the Purchaser shall not, in any circumstance, exceed £100,000.

1.4.2. If the Purchaser timely objects to the said Closing Balance Sheet calculations, then the Purchaser and the U.S. Vendor shall, within the period of 20 business days after the date of such objection, seek to agree on the Closing Balance Sheet. If any matters remains unresolved at the expiry of this period, then the issues in dispute will be submitted within 20 business days after the delivery to the U.S. Vendor of the Purchaser’s Objection to a United Kingdom nationally recognized accounting firm (which firm shall be independent from both the Purchaser and the U.S. Vendor and their respective affiliates) to be agreed upon in good faith by the U.S. Vendor and the Purchaser (the “Accountants”) for resolution. If such issues in dispute, relating solely to said calculations under the Closing Balance Sheet, are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination of said issues with the Accountants; (ii) the determination by the Accountants, as set forth in a written notice delivered to both the Purchaser and the U.S. Vendor by the Accountants (which shall be delivered no later than 10 business days or such longer period to be agreed upon by the parties after the submission of the dispute of said issues to the Accountants), will be binding and conclusive on the Purchaser and the U.S. Vendor; and the Net Closing Remittance to INTERNATIONAL shall be adjusted in accordance with such determination, and the Purchaser or INTERNATIONAL, as the case may be, shall promptly within 5 business days make the payment required to carry out the adjustment to the Net Closing Remittance to INTERNATIONAL called for by said determination, provided always that any additional payment by the Purchaser shall not, in any circumstance, exceed £100,000 and (iii) the Purchaser and the U.S. Vendor shall bear the Accountants’ fees in such proportion as the Accountants shall determine (and in the absence of a determination, shall bear the Accountant’s fees in the proportion 50:50).

1.5. Deposit. Immediately upon the execution and delivery of this Agreement, the Purchaser shall deliver to the Vendor’s English Solicitors the sum of £700,000 as earnest money hereunder (the “Deposit”). Any Deposit amount required hereunder shall be in the form of wire transfer. The Vendor’s English Solicitors shall place the

Deposit in an interest-bearing client account of the Vendor’s English Solicitors with National Westminster Bank plc to be held to the order of the Purchaser with all interest being paid to the Purchaser at the Closing. At the Closing, the Deposit will be applied toward the Purchase Price. If the acquisition of the Share and the Intergroup Indebtedness does not complete (other than in the circumstances set out in Section 7.1) by the Long-Stop Date, then the whole amount of the Deposit (together with all interest accrued thereon) shall be returned immediately by the Vendor’s English Solicitors to the Purchaser. If the acquisition of the Share and the Intergroup Indebtedness does not complete in the circumstances set out in Section 7.1, the provisions of that Section shall apply to the Deposit.

1.6. Authorization of Agreement. The Purchaser represents that the Purchaser has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. No further authorization, whether corporate or otherwise, or approval of any person is necessary on the part of the Purchaser or the Parent to consummate the transactions contemplated hereby.

1.7. Status of Purchaser. The Purchaser represents that:-

(i) it has engaged in no business and agrees that it will engage in no business other than the execution of this Agreement prior to the Closing, and that it has no liabilities and will have no liabilities prior to the Closing, other than (i) its liabilities under this Agreement and incidental organizational liabilities and (ii) liabilities in relation to the funding of the Purchase Price; and

(ii) the Deposit is the Purchaser’s own funds.

1.8. Valid and Binding Agreement. The Purchaser represents that this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and general principles of equity.

1.9. Accuracy of Representations and Warranties. The Purchaser agrees that all representations and warranties of the Purchaser are true and accurate in all respects and not misleading as at the date of this Agreement and will be fulfilled down to and will remain true and accurate in all respects and not misleading at the Closing Date as if they had been made or given afresh as at the Closing Date by reference to the facts and circumstances then existing

SECTION 2. REPRESENTATIONS AND WARRANTIES OF U.S. VENDOR AND INTERNATIONAL

In connection with the sale of the Share and the Intergroup Indebtedness to the Purchaser, and in order to induce the Purchaser to enter into this Agreement, each of the U.S. Vendor and INTERNATIONAL hereby represents and warrants to the Purchaser, as follows, except that INTERNATIONAL makes no representations relating to the U.S. Vendor:

2.1. Organization and Good Standing. The Company is a corporation (Registration #04129078) duly organized in 2001, with a registered office at Metrology House, Halesfield 13, Telford, Shropshire, TF7 4PL, ENGLAND, U.K., validly existing and in good standing (or the United Kingdom equivalent) under the laws of the United Kingdom, with full corporate power and authority to conduct its business as conducted on the date hereof. The Company has complied in all respects with relevant Companies Act (U.K.) requirements and Companies House (U.K.) filing requirements. The U.S. Vendor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the state in which it is incorporated, with full corporate power and authority to conduct its business as conducted on the date hereof and has, subject to obtaining the requisite approval of its stockholders under Delaware law for a sale of substantially all assets, full corporate power and authority to enter into and perform this Agreement, including causing its subsidiary INTERNATIONAL to transfer the Share. INTERNATIONAL is a corporation duly incorporated and in good standing in the Cayman Islands and is the legal and beneficial owner of the Share.

2.2. Share Capital of the Company. The Company’s authorized share capital consists of 1,000 ordinary shares of £1, of which one ordinary share of £1 constitutes its entire issued share capital. All such issued share capital is fully paid and nonassessable and free of preemptive or similar rights, is held with all rights now or hereafter attaching to it, has been properly and validly allotted and has been issued in full compliance with all applicable laws, rules, regulations and ordinances. There exist no outstanding options, warrants or rights (or any agreements or arrangements for the same) to purchase or subscribe for any share or other ownership interests of the Company. No person is entitled to any preemptive or similar right with respect to the issuance of any shares or other equity securities of the Company.

2.3. Valid and Binding Agreement of the U.S. Vendor. Upon obtaining the requisite approval of its shareholders under Delaware law, for a sale of substantially all assets, as provided for in Section 6.1, this Agreement constitutes the legal, valid and binding obligation of the U.S. Vendor, enforceable against the U.S. Vendor in accordance with its terms (including Section 8), except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and general principles of equity. The U.S. Vendor has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby, assuming that it has obtained the requisite approval of shareholders. Other than the approval of its shareholders, no further authorization, whether corporate, or otherwise, or approval of any person is necessary on the part of the U.S. Vendor to consummate the transactions contemplated hereby.

2.4. Valid and Binding Agreement of INTERNATIONAL. This Agreement constitutes the legal, valid and binding agreement of INTERNATIONAL, enforceable against INTERNATIONAL in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity. INTERNATIONAL has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. No further authorization, whether corporate or otherwise, or approval of any person is necessary on the part of INTERNATIONAL to consummate the transactions contemplated hereby.

2.5. No Breach by the U.S. Vendor or INTERNATIONAL of Statute or Contract. Neither the execution and delivery of this Agreement by the U.S. Vendor or INTERNATIONAL, nor (assuming the approval of the U.S. Vendor’s shareholders under Delaware law as provided for in Section 6.1) compliance with the terms and provisions of this Agreement by the U.S. Vendor or INTERNATIONAL, will: (a) to its best knowledge violate any statute or regulation of any governmental authority, domestic or foreign, affecting respectively the U.S. Vendor or INTERNATIONAL; (b) require the issuance of any authorization, license, consent or approval of any U.S. federal or state governmental agency or any United Kingdom governmental agency or any other person; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which the U.S. Vendor or INTERNATIONAL, respectively, or the Company is a party, or by which the U.S. Vendor or INTERNATIONAL, respectively, or the Company is bound, or constitute a default thereunder, except where failure to obtain such authorization, license, consent, or approval, individually or in the aggregate, would not impair, in any material respect, the ability of the U.S. Vendor or INTERNATIONAL to perform its obligations under this Agreement, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

2.6. Title to the Share.

(a) The Share is legally and beneficially owned and held by INTERNATIONAL (registered stockholder), a wholly owned subsidiary of the U.S. Vendor, free and clear of any lien, claim, restriction upon transfer, option, charge, security interest or other encumbrance. The U.S. Vendor, and since October 10, 2003, INTERNATIONAL, has always been the sole stockholder of the Company.

(b) Upon delivery by INTERNATIONAL of the certificate representing the Share pursuant to this Agreement, and assuming the Purchaser acquires such Share without knowledge of any adverse claim thereto, the Purchaser will acquire good and valid title to the Share, free and clear of any Lien.

2.6.1. Title to the Intergroup Indebtedness.

(a) The Intergroup Indebtedness is legally and beneficially owned and held by the U.S. Vendor, free and clear of any lien, claim, restriction upon transfer, option, charge, security interest or other encumbrance. The U.S. Vendor has always been the sole holder of the Intergroup Indebtedness.

(b) Upon delivery by the U.S Vendor of the note representing part of the Intergroup Indebtedness pursuant to this Agreement, and assuming the Purchaser acquires such Intergroup Indebtedness without knowledge of any adverse claim thereto, Purchaser will acquire good and valid title to the Intergroup Indebtedness, free and clear of any Lien.

2.7. Ownership of the Land.

2.7.1. Subject to Section 2.7.2

(a) The Company has good and marketable title to approximately 86.5 acres of land situated at Bath Road, Heathrow and Harmondsworth Lane, Sipson, United Kingdom as registered at HM Land Registry with title absolute under title numbers MX150037 and AGL3384 (the “Land”).

(b) The Land comprises the only freehold or leasehold or other immovable property in any part of the world in which the Company has ever held any interest or which are otherwise occupied or used by the Company, and the Company has no liability or obligation in respect of any property (other than the Land) in any part of the world.

(c) The Company is solely entitled at law and in equity to the Land.

(d) The Land is not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture, lien, pledge, security interest or other encumbrance including without limitation any which secure the payment of money or relate to any obligation or liability of any third party.

(e) The Land is not subject to any restrictive or other covenants, stipulations, restrictions or other encumbrances (whether public or private) which are onerous or of an unusual nature or which adversely affect their current use or which affect their value that has not been disclosed in the documents listed in Schedule 3.

(f) The Land is not affected by any dispute, claim, complaint or demand of any kind.

(g) The Company has not received notice of, nor is the U.S. Vendor or INTERNATIONAL aware of, any breach of any statutes, orders or regulations affecting the Land, its use and development. There are no outstanding notices of requirements or recommendations of any competent authority.

(h) The Company has not granted any rights for the grazing of horses on the Land or access of horses to the Land.

2.7.2. The warranties in Section 2.7.1 are subject to:-

(a) various agreements, documents and reports listed in Schedule 3, copies of which have been provided to the Purchaser

(b) all matters discoverable by inspection, whether or not carried out by the Purchaser (but without carrying out any tests samples or other investigations) of the Land before the date of this Agreement.

(c) all unregistered overriding interests.

(d) all matters disclosed or which would be disclosed by searches of (inter alia) public registers, or as a result of enquiries (formal or informal) and whether made in person by writing or orally made by or for the Purchaser or which a prudent purchaser ought to make.

(e) all notices, services and orders, demands, proposals or requirements made by any local, public or other competent authority whether before or after the date of this Agreement Provided that each of the US Vendor and INTERNATIONAL warrants that it has disclosed to the Purchaser all such matters of which it has had notice or of which it is aware.

(f) all actual or proposed charges, notices, orders, restrictions, agreements, conditions, contraventions or other matters arising under the enactments relating to Town and Country Planning and Environmental Law Provided that each of the US Vendor and INTERNATIONAL warrants that it has disclosed to the Purchaser all such matters of which it has had notice or of which it is aware.

(g) all easements, quasi-easements, rights, exceptions or other similar matters, whether or not apparent on inspection or disclosed in any of the documents referred to in this Agreement Provided that each of the US Vendor and INTERNATIONAL warrants that it has disclosed to the Purchaser all such matters of which it has had notice or of which it is aware.

2.7.3. A Third Party carries on gravel extraction and landfill business on the Land as it currently exists.

2.7.4. Encumbrances contained in the documents listed in Schedule 3 or arising out of Section 2.7.2.

2.8. The Company

2.8.1. The Company has no employees and also has no consultants other than Peter Stuart Freer, who have a claim for payments or benefits against the Company.

2.8.2. There are no agreements binding the Company that have not been disclosed in writing to the Purchaser.

2.8.3. The Company has engaged in no other business except relating to the Land.

2.9. December 31, 2003 Balance Sheet of the Company. The U.S. Vendor has delivered to the Purchaser the Company’s audited balance sheet as of December 31, 2003, as attached hereto (the “December 31 Balance Sheet”) and a letter from SITA UK Limited to the Company dated 30 January 2003, also as attached hereto (the “SITA Letter”). The December 31 Balance Sheet has been prepared from the books and records of the Company in accordance with U.K. GAAP subject to normal adjustments in the ordinary course and together with the SITA Letter presents fairly in all material respects the financial condition of the Company as of such date. All accounts, books, ledgers and official and other records material to the Company’s business have been properly and accurately kept in all material respects; and fairly and accurately reflect the financial position of the Company. To the best knowledge of the U.S. Vendor, INTERNATIONAL and the Company, there is, as of the date of execution of this Agreement, no litigation pending or threatened against the Company and no material liabilities or commitments of the Company other than those reflected in the December 31 2003 Balance Sheet (and notes) and the SITA Letter or those which have been disclosed to the Purchaser in writing.

2.10. Environmental. No environmental warranties or representations or indemnifications are made.

2.11. Exclusion of other warranties and representations and indemnifications. Except as expressly set out in this Agreement all other expressed or implied warranties and representations and indemnifications are excluded.

2.12 Accuracy of Representations and Warranties. All representations and warranties of the U.S. Vendor and INTERNATIONAL are true and accurate in all material respects and not misleading as at the date of this Agreement and will be fulfilled down to and will remain true and accurate in all material respects and not misleading in any material respect at the Closing Date as if they had been made or given afresh as at the Closing Date by reference to the facts and circumstances then existing.

2.13 Gross-up. If the Purchaser incurs a liability to Taxation (as such term is defined in the Tax Deed) which results from, or is calculated by reference to, any sum paid under this Agreement, the amount so payable shall be increased by such amount as will ensure that, after payment of such Taxation, the Purchaser is left with a net sum equal to the sum it would have received had no such liability to Taxation arisen. If the Purchaser would, but for the availability of a relief or repayment in relation to Taxation (as such term is defined in the Tax Deed), incur a liability to Taxation falling within this Section, it shall be deemed for the purposes of this Section to have incurred and paid that liability.

SECTION 3. CLOSING CONDITIONS OF THE PURCHASER.

The Purchaser’s obligation to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

3.1. Conduct of the Company between the date of this Agreement and Closing.

3.1.1. The U.S. Vendor and INTERNATIONAL each undertakes to and covenants with the Purchaser that it will procure that between the date of this Agreement and the Closing Date:-

(i) no increase shall be made in the authorised, allotted or issued share capital of the Company;

(ii) no option, warrant or other convertible security shall be offered or granted by the Company over the whole or any part of its share capital, whether issued or unissued; and

(iii) no dividends or other distributions shall be declared, made or paid by the Company exclusive of any repayment of Inter-group Indebtedness.

3.1.2. The U.S. Vendor and INTERNATIONAL further undertake to and covenant with the Purchaser that they will procure that between the date of this Agreement and the Closing Date (save with the prior written consent of the Purchaser):-

(i) the business of the Company shall be carried on in the ordinary and usual course and so as to maintain the same as a going concern and with a view to profit;

(ii) the Company shall not:-

(a) alter or agree to alter or terminate or agree to terminate any agreement to which it is a party or enter or agree to enter into any unusual or abnormal contract or commitment;

(b) incur any expenditure or any commitment otherwise than in the ordinary course of business of the Company (as such business is carried on at the date of this Agreement) or dispose of or realize any asset or any interest in any such asset;

(c) create or agree to create any mortgage, charge, lien or encumbrance over all or any of its assets (other than liens arising in the ordinary course of business) or redeem or agree to redeem any existing security or give or agree to give any guarantee or indemnity;

(d) give or agree to give any guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligations;

(e) alter or agree to alter the terms of any existing borrowing facilities or arrange any additional borrowing facilities, provided that nothing herein shall prevent the extension of the term of the Promissory Note for a further 12 months, provided further that no other change shall be made as to the rate of interest or to any other monies on inter-company loan account without the Purchaser’s written consent;

(f) engage or employ or agree to engage or employ any person as an employee or consultant;

(g) take any other commercial action or pass any resolution whatsoever not required by this Agreement (including, but not limited to, any resolution to amend the memorandum and/or articles of association of the Company);

(iii) in respect of the policies of insurance of the Company or the policies of insurance in which it has an interest as at the date of this Agreement:-

(a) such policies shall be maintained in full force and effect;

(b) the Company shall not do or omit to do anything the doing or omission of which would make any of such policies void or voidable; and

(c) the Company shall notify the Purchaser of any claim arising under any of such policies on or after the date of this Agreement.

3.1.3. The Purchaser shall be entitled by written notice to the U.S. Vendor to terminate this Agreement if there is any breach of any of the provisions of this Section 3.1, which is not reasonably cured (to the extent it is capable of being cured) within the lesser of 14 days of the relevant breach, or 7 days prior to Closing (or such shorter period remaining until the Closing Date) after written notice thereof in reasonable detail to the U.S. Vendor. The exercise of this right shall not extinguish any right to damages to which the Purchaser may be entitled in respect of any such breach. Failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser arising out of any such breach.

3.2. Performance by U.S. Vendor and INTERNATIONAL. The U.S. Vendor and INTERNATIONAL shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing, including obtaining the requisite approval of the U.S. Vendor’s shareholders under Delaware law with respect to the sale of substantially all assets of the U.S. Vendor, as described under Section 6.1.

3.3. Legal Opinions. The Purchaser shall have received immediately prior to Closing the opinions of (i) Ropes & Gray, U.S. counsel to the U.S. Vendor, to the effect that the U.S. Vendor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation, and has obtained all necessary authorizations (corporate and otherwise) to carry out its obligations hereunder on the Closing Date and that the entry into of this Agreement is a valid and binding obligation of the U.S. Vendor and enforceable against the U.S. Vendor in accordance with its terms (except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)) and (ii) Walkers, Cayman Islands counsel to the U.S. Vendor, to the effect that INTERNATIONAL is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, the jurisdiction of its incorporation, and has obtained all necessary authorizations (corporate and otherwise) to carry out its obligations hereunder on the Closing Date and that the entry into of this Agreement is a valid and binding obligation of INTERNATIONAL and enforceable against INTERNATIONAL in accordance with its terms (except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

3.4. Stockholder Approval. It is a condition to the obligation of all parties that the U.S. Vendor shall have obtained the requisite approval by its stockholders of the sale of the Share and the Inter-group Indebtedness at the Closing.

SECTION 4. CLOSING CONDITIONS OF U.S. VENDOR AND INTERNATIONAL

4.1. Performance by the Purchaser. The Purchaser shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

4.2. Representations and Warranties of Purchaser. The Purchaser shall have complied with Section 1.8, which shall be a closing condition.

4.3. Stockholder Approval. It is a condition to the obligation of all parties that the U.S. Vendor shall have obtained the requisite approval by its stockholders of the sale of the Share and the Inter-group Indebtedness at the Closing.

SECTION 5. REPRESENTATIONS AND WARRANTIES; TAX INDEMNIFICATION

5.1. Time Limits for Representations and Warranties. No party shall bring a claim in relation to the representations and warranties given in this Agreement unless the party making the claim has notified each of the other parties in writing of such a claim on or before the date which is one year from the Closing Date.

5.2. Tax Indemnification. At the Closing the U.S. Vendor shall deliver to the Purchaser a duly engrossed Tax Deed as set out in Schedule Two hereto, provided that no claim may be made thereunder unless the Purchaser has notified the U.S. Vendor in writing of such claim on or before the date which is one year from the Closing Date.

5.3 Total Aggregate Liability of the U.S. Vendor and INTERNATIONAL. The total aggregate liability of the U.S. Vendor and INTERNATIONAL in relation to the representations and warranties given in this Agreement and in the Tax Deed shall not exceed £5,500,000. The Purchaser shall not be entitled to recover any amount in respect of a breach of the representations and warranties given in this Agreement or under the Tax Deed unless the amount recoverable, when aggregated with all other amounts recoverable for breach of the representations and warranties given in this Agreement and under the Tax Deed, exceeds £10,000 in which event this limitation shall cease to apply and the whole of such amounts shall be recoverable and not merely the excess over £10,000.

SECTION 6. OTHER MATTERS

6.1. Approval of Stockholders of the U.S. Vendor. In the event the stockholders of the U.S. Vendor do not provide such requisite approval as is required under U.S. law on or before nine months of signing and delivery of the Agreement, then either party shall have the right to terminate this Agreement by written notice to the other, in which event (i) the Deposit shall be returned to the Purchaser (together with all interest accrued thereon), (ii) the U.S. Vendor will promptly pay to the Purchaser £75,000 and (iii) neither party shall have any further right or obligation to the other.

The U.S. Vendor shall cause to be filed with the SEC, within 28 business days, following the execution of this Agreement by all parties, the Proxy Statement relating to the matter to be submitted to the Shareholders at a Special Shareholders Meeting. The U.S. Vendor shall use its good faith best efforts to have the Proxy Statement “cleared” by the SEC as soon as reasonably possible. The U.S. Vendor shall mail proxy material for a Special Stockholders Meeting for the purpose of voting upon the approval and adoption of this Agreement as soon as reasonably practicable after the date on which the Proxy Statement shall have been “cleared” by the SEC and, in any event, within seven (7) business days after the date of such “clearance”. Subject to the provisions of Section 8, the U.S. Vendor shall solicit from its Shareholders proxies in favor of approval and adoption of this Agreement (including the use of a recognized proxy solicitation firm), and, subject to the provisions of Section 8, the Board of Directors of the U.S. Vendor shall recommend that the Shareholders vote in favor of and approve and adopt this Agreement at the Shareholders Meeting.

6.2. Continued Access. The Purchaser has previously been given access to all of the books and papers of the Company in order to carry out due diligence on the Company and the Land and any other assets of the Company. The U.S. Vendor will cause INTERNATIONAL to cause the Company to continue at the request of the Purchaser to give the Purchaser such access, all at the Purchaser’s expense, and the Purchaser may make such inspections, interviews and audits of the Company and the Land as the Purchaser in its sole discretion deems appropriate, all at the Purchaser’s expense.

6.3. Further Assurances. Subject to the provisions of Section 8, each party undertakes to take such actions as may be reasonably required to give effect to the transaction contemplated by this Agreement.

SECTION 7. DEFAULT AND REMEDIES

7.1. Purchaser’s Default. If the Purchaser fails to close for any reason by the Long-Stop Date following satisfaction of the condition set out in Section 4.3 above, except (a) the U.S. Vendor’s or INTERNATIONAL’s default (which has not been cured) or (b) the permitted termination of this Agreement by the Purchaser as herein expressly provided, at a time when the U.S. Vendor and INTERNATIONAL are ready and able to close and to comply with all of their obligations in Section 1.3 of this Agreement and Schedule One, the U.S. Vendor and INTERNATIONAL shall be entitled to terminate this Agreement and to instruct the U.S. Vendor’s English Solicitors to deliver the Deposit and interest thereon to INTERNATIONAL as liquidated damages, which right shall be the U.S. Vendor’s and INTERNATIONAL’s sole remedy hereunder if the Agreement is terminated for said reasons.

7.2. The U.S. Vendor’s or INTERNATIONAL’S Default. If the U.S. Vendor or INTERNATIONAL fails to close for any reason, except (a) the Purchaser’s default (which has not been cured) or (b) the permitted termination of this Agreement by the U.S. Vendor or INTERNATIONAL as herein expressly provided (including the payment of £75,000 if such termination is due to the non-obtainment of the requisite stockholder approval pursuant to Section 6.1 hereof), the Purchaser shall be entitled to terminate this Agreement upon written notice to the U.S. Vendor’s English Solicitors, the U.S. Vendor and INTERNATIONAL and to instruct the U.S. Vendor’s English Solicitors to return the Deposit and interest thereon to the Purchaser. In lieu of such termination of this Agreement, the Purchaser shall be entitled to bring an action for specific performance of this Agreement, provided the Purchaser provides written notice of such election within 10 business days after the scheduled Closing Date.

7.3. Legal Fees. In the event of any litigation, subsequent to the date hereof, between the parties with respect to the subject matter of this Agreement or the entering into or termination or expiration of this Agreement, the prevailing party shall be entitled to recover its reasonable legal fees from the other party.

7.4. Discovery of Default. If either the U.S. Vendor or INTERNATIONAL or the Purchaser discovers, prior to or at the Closing, that any material representation or warranty of the other party is false, misleading or inaccurate in any material respect and which is not reasonably cured (to the extent it is capable of being cured) within the lesser of 14 days of the relevant breach, or 7 days prior to Closing (or such shorter period remaining until the Closing Date) after the giving of written notice thereof to the other party, the discovering party may (but shall not be obligated to), at such party’s option, terminate this Agreement by written notice and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if the Purchaser is the discovering party, the Purchaser shall be entitled to the immediate return of the Deposit with interest and to pursue the Purchaser’s remedies under Section 7.2 of this Agreement (including the right to an Expense Reimbursement set out in Section 8.1(c) below) and (b) if the U.S. Vendor or INTERNATIONAL is the discovering party, the U.S. Vendor shall be entitled to pursue the U.S. Vendor’s remedies under Section 7.1 of this Agreement.

SECTION 8. “FIDUCIARY OUT” OF THE U.S. VENDOR

8.1(a) U.S. Vendor’s Fiduciary Obligations to its Stockholders. The Purchaser acknowledges and agrees that the U.S. Vendor is a “public company” and in connection with the sale of the Land which constitutes “substantially all assets” of the U.S. Vendor (under Delaware law), the U.S. Vendor is required to reserve the right to have a so-called “fiduciary out” to allow the U.S. Vendor to terminate this Agreement and to cause INTERNATIONAL to sell the stock of the Company or the Land, either directly or indirectly by a transaction relating to the U.S. Vendor in a Competing Transaction (as defined below), on terms more favorable to the U.S. Vendor in the good faith determination of the Board of Directors of the U.S. Vendor, than the terms set forth in this Agreement. Therefore, nothing contained in this Agreement shall prevent the Board of Directors of the U.S. Vendor from considering, negotiating, discussing, approving and recommending to the Shareholders or prevent the U.S. Vendor from entering into and closing a bona fide Competing Transaction provided such Competing Transaction shall not have been, after the date of this Agreement, initiated or solicited by the U.S. Vendor or any affiliate, and, after the date of this Agreement, such initiation shall not be encouraged by any officer, director or employee of the U.S. Vendor or of any affiliate or by the U.S. Vendor’s authorized representative or agent (provided that the above limitations shall not prohibit the response to an offer arising after the date of this Agreement) and provided further (A) the Board of Directors and/or Officers of the U.S. Vendor, after consultation with and upon advice of outside legal counsel, determines in good faith that failure to take such action is reasonably likely to violate the directors’ fiduciary duties to the Shareholders under applicable law, (B) not later than the one business day after the day of entering into discussions or negotiations with such Person, the U.S. Vendor provides written notice to the Purchaser that it is entering into such discussion or negotiations with such Person, and (C) the U.S. Vendor keeps the Purchaser informed on a current basis of the status of any such discussions or negotiations. Prior to entering into any Competing Transaction, the U.S. Vendor will engage in good faith negotiations with the Purchaser, unless such Competing Transaction relates to the U.S. Vendor, and not merely to sale of the Share (and the Intercompany Indebtedness) or the Land. In addition, nothing contained in this Agreement shall prevent the U.S. Vendor from continuing in any manner discussions or negotiations existing with two third parties on the date of this Agreement or from completing a transaction which is a Competing Transaction which results from the continuation of such discussions or negotiations. Nothing contained in this Section shall prohibit the Board of Directors of the U.S. Vendor from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to any tender or exchange offer.

(b) Notwithstanding any provisions to the contrary herein, either the U.S. Vendor or the Purchaser may terminate this Agreement by giving written notice to the other party prior to the Closing if: (i) the Board of Directors of the U.S. Vendor shall have recommended to the Shareholders a Competing Transaction or resolves to do so; or (ii) a tender offer or exchange offer for more than 40% of the outstanding shares of capital stock of the U.S. Vendor is commenced (other than by the Purchaser or an affiliate of the Purchaser) and the Board of Directors of the U.S. Vendor recommends that the stockholders of the U.S. Vendor tender their shares in such tender or exchange offer; provided that the U.S. Vendor shall not be entitled to exercise any termination rights under this Section unless (A) the Board of Directors of the U.S. Vendor determines in good faith, after consultation with and upon the advice of outside legal counsel, that failure to take such action is reasonably likely to violate the directors’ fiduciary duty to the Shareholders under applicable law, and (B) the U.S. Vendor has complied with its obligations in the provisos in Section 8.1 above.

(c) If this Agreement is terminated pursuant to the first paragraph of Section 6.1, Section 7.2 or Section 8.1(b) prior to Closing, the U.S. Vendor shall reimburse the Purchaser for its actual and reasonable out-of-pocket professional and other fees, costs and expenses of the transaction within two (2) business days of submission of paid invoices or other appropriate documentation as may be reasonably required by the U.S. Vendor (but not exceeding payment in the aggregate of £110,000) (the “Expense Reimbursement”), provided that if the U.S. Vendor fails to obtain stockholder approval but there is no Competing Transaction or other default by the U.S. Vendor or INTERNATIONAL, then the Expense Reimbursement shall not exceed £75,000.

(d) The following definition shall apply to this Section 8

“Competing Transaction” means any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than the Purchaser or its Affiliates (a “Third Party”) acquires or would acquire more than 40% of the outstanding shares of capital stock of the U.S. Vendor, whether from the U.S. Vendor or pursuant to a tender offer or exchange offer or otherwise; (ii) any acquisition or proposed acquisition of the U.S. Vendor by a merger, sale of all assets or other business combination (including any so-called “merger of equals” and whether or not the U.S. Vendor or a Third Party is the entity surviving any such merger or business combination), (iii) any acquisition of the stock (and the Intergroup Indebtedness) of the Company or of the Land by a Third Party or (iv) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of the U.S. Vendor or its subsidiaries having a fair market value equal to more than 75% of the fair market value of all the assets of the U.S. Vendor and its subsidiaries, taken as a whole, immediately prior to such transaction.

SECTION 9. DEFINITIONS.

9.1. Certain Defined Terms. As used herein, the following terms shall have the meaning herein specified:

“Affiliate” means a person controlling another person or controlled by another person.

“Agreement” means this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the United Kingdom or is a day on which banking institutions located in Providence, Rhode Island are authorized or required by law or other governmental action to close.

“Competing Transaction” has the meaning set forth herein at Section 8.

“Closing” has the meaning set forth herein at Section 1.3.

“Closing Date” has the meaning set forth herein at Section 1.3.

“Lien” means (as applied to the Share and the Intergroup Indebtedness and not as applied to the Land) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Land” has the meaning set forth herein in Section 2.7.

“Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, trust, joint-stock company, unincorporated entity, organization or other legal entity.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means Securities and Exchange Commission.

“Tax Deed” means the agreed form annexed to this Agreement as Schedule 2.

SECTION 10. MISCELLANEOUS

10.1. Amendments and Waivers. The parties hereto may amend, modify, terminate, waive or consent to any provision of this Agreement if such amendment, modification, termination, waiver or consent is set forth in writing signed by all the parties hereto.

10.2. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via facsimile (with receipt confirmed by separate facsimile from the receiving party). Such notices, demands and other communications will be addressed and directed to the parties listed below as follows:

If to the U.S. Vendor or to INTERNATIONAL, to:

BNS Co.,

25 Enterprise Center, Suite 103,

Middletown, Rhode Island 02842,

U.S.A.

fax: (401) 848-6444,

Att: President.

With a copy to:

Ropes & Gray,

One INTERNATIONAL Place, Boston, MA 02110,

U.S.A.

fax: (617) 951-7050,

Att: Howard K. Fuguet, Esq..

If to the Purchaser, to:

Bath Road Holdings Limited

Hush Willows

Wentworth Drive

Virginia Water

Surrey

GU25 4NY

ENGLAND

Attn: Mr. S. Arora

With a copy to:

Macfarlanes

10 Norwich Street

London

EC4A 1BD

ENGLAND

Attn: Patrick Holmes, Esq.

or to such successor entity, other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) one business day after being sent by nationally recognized overnight courier, (iii) in the case of transmission by facsimile, when confirmation of receipt is obtained, or (iv) on the fifth business day following the date on which the piece of mail containing such communication is posted if sent by air mail, certified or registered mail.

10.3. Severability. If and to the extent that any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of the Agreement or obligations of the parties hereto under such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.

10.4. Heading. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.5. Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware without regard to the principles of its internal conflicts of laws.

10.6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and such successors and permitted assigns. No party may assign this Agreement without the written consent of each of the other parties, which may be denied in their sole discretion, except that this Agreement may be assigned without consent by the U.S. Vendor in a merger, sale of substantially all assets or other business combination to which the U.S. Vendor is a party.

10.7. Consent to Jurisdiction. All judicial proceedings arising under or with respect to this Agreement, during its term or thereafter, must be brought in a State or Federal District Court of competent jurisdiction in the City of New York, State of New York, and by execution and delivery of this Agreement, the parties hereto accept for themselves and in connection with their properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement, subject, however, to rights of appeal.

10.8. WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR TRANSACTION CONTEMPLATED HEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF ANY OF THE FOREGOING.

10.9. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.

10.10. Entirety. This Agreement and the Schedules thereto together embody the entire agreement among the parties and supersede all prior agreements, representations, warranties, indemnifications and understandings, if any, relating to the subject matter hereof and thereof, including without limitation the Memorandum of Sale.

10.11. Public Announcements. The parties may make such public announcement and other disclosures with respect to the transaction contemplated by this Agreement as they deem advisable, so long as they advise the other party of such announcements or disclosures.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by the respective duly authorized officers of the undersigned as of the date first written above.

BNS Co.

By:	/s/ MICHAEL WARREN
Name:	Michael Warren
Title:	President and CEO

BNS INTERNATIONAL LTD.

By:	/s/ MICHAEL WARREN
Name:	Michael Warren
Title:	Director and President

Bath Road Holdings Limited

By:	/s/ S. ARORA
Name:	S. Arora
Title:	Chairman